Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File Nos. 333-76558, 333-163604, 333-188249, and 333-188250) of iSatori, Inc. of our report dated April 15, 2013, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of iSatori, Inc. for the year ended December 31, 2013.

Hein & Associates LLP

Denver, Colorado

March 20, 2014